Pricing Supplement No. 44  Dated June 6, 1997
(To Prospectus Supplement dated February 20, 1996
and Prospectus dated January 31, 1996)

Pursuant to Rule 424(b)(3)
Registration Statement No. 33-64193

J.P. Morgan & Co. Incorporated
Medium-Term Notes, Series A
Subordinated Debt Securities
(Zero Coupon Notes)

Principal Amount: $250,000,000

If principal amount is stated in other than U.S. dollars, equivalent amount in U.S. dollars: N/A

CUSIP: 61688A AJ7

Trade Date: June 6, 1997

Settlement Date: June 18, 1997

Maturity Date: June 18, 2027

Price to Public (Issue Price): 9.169%

Net Proceeds to Issuer: $22,297,500

Interest Rate (per annum): 0%

Interest Payment Date(s): Accrued Original Issue Discount will be paid upon maturity or upon redemption of the Notes at the option of the Issuer.

Record Date(s):     (   )  March 1 and September 1 of each year
                     (X)  Other: June 3 of each year.

Day Count Basis:       (X)  30/360
                      (   )  Actual

Form:     ( X)   Book-Entry Note (DTC)
         (    )   Certificated Note

Redemption:
(    )  The Notes may not be redeemed prior to stated maturity.
( X) The Notes may not be redeemed prior to June 18, 2007. Thereafter, they may be redeemed at the option of the Issuer upon at least 20 calendar days notice, in whole but not in part, on each June 18 beginning June 18, 2007 at a redemption price equal to the principal amount of the Notes multiplied by the call Percentage relating to such Optional Redemption date as set forth below:

  Optional             Call
 Redemption        Percentage
    Date
June 18--2007        20.334%
June 18--2008        22.020%
June 18--2009        23.846%
June 18--2010        25.822%
June 18--2011        27.963%
June 18--2012        30.281%
June 18--2013        32.791%
June 18--2014        35.510%
June 18--2015        38.454%
June 18--2016        41.642%
June 18--2017        45.094%
June 18--2018        48.832%
June 18--2019        52.880%
June 18--2020        57.264%
June 18--2021        62.011%
June 18--2022        67.152%
June 18--2023        72.719%
June 18--2024        78.747%
June 18--2025        85.275%
June 18--2026        92.345%

Sinking Fund:  None

Right of Payment:
(X )  Subordinated   (   )  Unsubordinated

The Notes are subordinate in right of
payment to Senior Indebtedness and, in
certain circumstances relating to the
bankruptcy or insolvency of the Company, to Derivative Obligations of the Company.
At March 31, 1997 the amount of
indebtedness constituting Senior
Indebtedness was approximately $7.5
billion and the amount of Derivative
Obligations was immaterial.

Original Issue Discount:  $227,077,500

Yield to Maturity:  8.125%  semi-annual
Interest Accrual Date:  June 18, 1997
Initial Accrual Period OID: $465,613.28

Amortization Schedule: N/A

Denominations: $1,000 with $1,000 integral multiples thereafter.

Plan of Distribution:
     The Company, will sell the Notes to J.P. Morgan Securities Inc. ("JPMSI") at a price of 8.919% of the principal amount of the Notes.

     The Company has agreed to indemnify JPMSI against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

Additional Terms:

CAPITALIZED TERMS USED IN THIS PRICING SUPPLEMENT WHICH ARE DEFINED IN THE PROSPECTUS SUPPLEMENT OR THE PROSPECTUS SHALL HAVE THE MEANINGS ASSIGNED TO THEM IN THE PROSPECTUS SUPPLEMENT OR THE PROSPECTUS.